Exhibit 10

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”), between United Rentals, Inc. (the “Company”) and Craig Pintoff (“Executive”), is made effective as of April 23, 2021.
WHEREAS, the parties entered into an Employment Agreement on January 20, 2016 (the “Employment Agreement”);
WHEREAS, the Company has adopted a certain Clawback Policy effective February 15, 2021 (the “Clawback Policy”);
WHEREAS, Executive is a Covered Employee as defined by the Clawback Policy;
WHEREAS, The Company and Executive desire to increase the amount of Executive’s Severance Pay, as defined by the Employment Agreement, so as to align Executive’s severance to the Company’s other executive officers;
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:
1.Section 3(b) is deleted in its entirety and restated to read as follows:
Annual Incentive Bonus Plan. With respect to each year during Executive’s employment hereunder, Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) pursuant to the terms of the United Rentals, Inc. 2014 Annual Incentive Compensation Plan or any successor plan thereto, as it may be amended from time to time (the “Annual Incentive Plan”). Executive’s target incentive opportunity under the Annual Incentive Plan shall be 90% of Base Salary (with Base Salary for the year on a prorated basis, considering the effective date of any changes during the year). Executive has been determined by the Committee (as defined in the Annual Incentive Plan) to be a Participant (as defined in the Annual Incentive Plan) under the Annual Incentive Plan, and Executive’s Performance Goals (as defined in the Annual Incentive Plan) shall be determined by the Committee (as defined in the Annual Incentive Plan) in accordance with Section 5 of the Annual Incentive Plan (or the corresponding section of any successor plan). The Annual Bonus for a year (if any) shall be paid to Executive in accordance with Section 6 of the Annual Incentive Plan (or the corresponding section of any successor plan).
2.Section 3(f) is deleted in its entirety and restated to read as follows:
Reimbursement of Compensation. Executive agrees and acknowledges that any annual or long-term cash, equity or equity-based incentive or bonus compensation paid, provided or awarded to the Executive is subject to the terms and conditions of the Company’s clawback policy, which may be amended from time to time, and may be subject to the requirement that such compensation be repaid to the Company or its affiliates after it has been distributed to Executive.
3.     Section 4(d)(iii) is deleted in its entirety and restated to read as follows:

(iii)     an amount equal to 100% of the sum of (x) Executive’s Base Salary as of the date of Executive’s termination of employment and (y) the target incentive opportunity under the Annual Incentive Plan (calculated based on the Base Salary for the then-current fiscal year), payable in substantially equal installments during the 12-month period following the date of termination in accordance with the Company’s normal payroll practices (the “Severance Pay”); provided, however, that the first payment shall be on the pay day coinciding with or next following the sixtieth (60th) day after the date of termination, and such payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of termination. Notwithstanding the foregoing, if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of the Severance Pay such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Severance Pay shall be paid in a lump sum six months and one day following the date of termination with interest at the applicable federal rate pursuant to Section 1274 of the Code, and (C) during the period beginning six months and one day following the date of termination through the remainder of the 12-month period, payment of the Severance Pay shall be made in accordance with the Company’s normal payroll practices; and

4.     Except as set forth in this Amendment, the Employment Agreement shall remain in effect as prior to the date of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Amendment, all as of the date and year first written above.

UNITED RENTALS, INC.	EXECUTIVE:
By: /s/ Matthew Flannery	/s/ Craig Pintoff
Name: Matthew Flannery	Craig Pintoff
Title: President and Chief Executive Office

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